UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 15, 2018
Dear Shareholder:
On behalf of the board of directors, we cordially invite you to attend the 2018 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 24, 2018 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to elect four Class 1 directors, each to serve a three-year term expiring in 2021, adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, ratify the appointment of HORNE LLP as our independent registered public accountants for 2018, and transact such other business as may properly come before the annual meeting or any adjournments thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.
On March 15, 2018, we posted on our Internet website, http://www.envisionreports.com/RNST, a copy of our proxy statement and proxy card for the 2018 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2017 (which serves as our Annual Report to Shareholders), and we mailed these materials to our shareholders who are individuals and owners of record of our stock. On the same date, institutional shareholders who are owners of record of our stock and other shareholders who previously elected to receive our proxy materials over the Internet were mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online.
You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 47 of the proxy statement. As always, if you are the record owner of our stock, you may vote in person at the annual meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.
Sincerely,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 24, 2018
Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1. To elect four Class 1 directors who will each serve a three-year term expiring in 2021;

2. To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers;

3. To ratify the appointment of HORNE LLP as our independent registered public accountants for 2018; and

4.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 23, 2018.

ANNUAL REPORT
If you received a paper copy of the proxy statement and proxy card, our Annual Report on Form 10-K for the year ended December 31, 2017, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, is also enclosed. These documents are also accessible at http://www.envisionreports.com/RNST.

PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer
Tupelo, Mississippi

March 15, 2018

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 24, 2018:

Renasant's 2018 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2017 are available at http://www.envisionreports.com/RNST

i

We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2018 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 24, 2018 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, including any adjournments or postponements of the meeting. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2017, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 15, 2018, we posted these materials on our Internet website, http://www.envisionreports.com/RNST, and we mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online to institutional and other shareholders who previously elected to receive our proxy materials over the Internet. Also on March 15, 2018, we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2017, to our individual shareholders.

ii

PROXY SUMMARY
This section of our proxy statement is a summary of the proposals to be voted on at our annual meeting and our voting procedures. This section also describes progress towards our strategic succession plan and select 2017 financial information that illustrates our ongoing commitment to the linkage between our performance and executive pay. More information about these and other matters is contained in the remainder of this proxy statement. Please review the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017, before you vote.
VOTING
Proposals. Three proposals will be voted on at our annual meeting of shareholders:

	More Information	Board Recommendation
Proposal 1	Page 49	FOR each nominee
Election of Class 1 Directors (four nominees)

Proposal 2	Pages 49-50	FOR
Approval of an advisory resolution approving the compensation of our named executive officers

Proposal 3	Page 50	FOR
Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2018
Voting Procedures. Votes may be cast in any of the following ways:

•
Using the internet, at www.envisionreports.com/RNST. To vote via the internet, you will need the control number that is included on your proxy card or the Notice, which was furnished to our institutional shareholders and shareholders who elected to receive proxy materials over the Internet on March 15, 2018.

•	Using a toll-free telephone number, at 1-800-652-VOTE (8683). You will need the control number that is included on your proxy card or Notice.

•	By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.

•	In person, if you attend our annual meeting and are the record owner of our common stock or you obtain a broker representation letter from your bank, broker or other holder of our common stock.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at our meeting and revoking a proxy previously given may be found below in the “Voting Your Shares” section below.
SUCCESSION PLAN
One of the Company’s most important strategic objectives has been the orderly succession of Mr. McGraw as our chief executive officer, which will be fully implemented in 2018. As we previously announced, effective on May 1, 2018, Mr. McGraw will transition to the position of executive chairman, and Mr. Waycaster will succeed Mr. McGraw as our chief executive officer. Mr. Chapman, who has already assumed many of the chief operating officer’s responsibilities, will fully assume the role effective May 1, 2018.

2017 FINANCIAL PERFORMANCE AND RELATIONSHIP TO COMPENSATION
Maintaining the Link Between Pay and Performance. Since the beginning of 2013, Mr. McGraw, our chief executive officer, has driven significant increases in shareholder value, as measured by diluted earnings per share and total shareholder return, while the amount of his compensation has remained relatively stable.
During the same period, we have continued to grow our core net income, diluted earnings per share, return on assets and return on equity:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Net Income, with exclusions(1)	$113,736	$96,819	$75,932	$60,063	$37,899
Diluted EPS, with exclusions(1)	$2.42	$2.31	$2.11	$1.89	$1.38
Return on Average Tangible Assets, with exclusions(1)	1.32%	1.28%	1.23%	1.16%	0.89%
Return on Average Tangible Shareholders' Equity, with exclusions(1)	14.48%	16.23%	16.10%	16.37%	12.17%

(1)
Exclusions include items considered to be nonrecurring; for 2017, nonrecurring items were merger and conversion expenses and debt prepayment penalties, each on an after-tax basis, and the revaluation of net deferred tax assets. These performance measures are non-GAAP financial measures used by management to evaluate ongoing operating results and to assess ongoing profitability. For a reconciliation of these measures to their most comparable GAAP measures, please see, as to net income and diluted EPS, the “Results of Operations-Net Interest Income” section and, as to return on average tangible assets and return on average tangible shareholders’ equity, the “Non-GAAP Financial Measures” section, each in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K for the year ended December 31, 2017.

Additional 2017 Results. In 2017, the Company also achieved favorable operational and financial results:

✓
We recorded our highest level of annual earnings in 2017, with net income of $92.2 million, marking our fifth consecutive year of record net income. Our diluted EPS of $1.96 represented a decline in 2017 as compared to 2016, but the decline was primarily on account of the passage of the Tax Cuts and Jobs Act in December 2017. As a result of the tax legislation, we were required to revalue the Company’s net deferred tax assets, which resulted in an approximately $14.5 million charge to earnings, equal to a $0.31 decrease in diluted earnings per share. Diluted EPS for 2017 was also impacted by other nonrecurring items such as merger and conversion expenses and debt prepayment penalties; these items reduced diluted EPS by $0.15 in the aggregate.

✓	In November 2017, we increased our annual dividend to $0.76 per share.

✓
Total assets increased $1.1 billion during 2017 to $9.8 billion at December 31, 2017. Our total assets were $10.3 billion at September 30, 2017, but in the fourth quarter of 2018 we implemented several strategic initiatives to manage total assets below $10.0 billion at year-end while not negatively impacting our core operations. As a result, we avoided the adverse impact of the Durbin Amendment to the Dodd-Frank Act (the “Dodd-Frank Act”), which imposes limitations on the amount of debit card interchange fees banks with assets over $10 billion may collect. We had previously estimated that the Durbin Amendment would have reduced our interchange fee income in 2018 by approximately $2.1 million to $2.3 million per quarter, beginning in the third quarter. Management’s efforts to manage our assets below $10 billion successfully avoided a substantial adverse impact to our noninterest income in 2018.

✓
In 2017, we expanded our geographic footprint in Memphis and Nashville, Tennessee, and the Jackson, Mississippi metropolitan statistical area by successfully completing our acquisition of Metropolitan BancGroup, Inc., or Metropolitan, and its subsidiary Metropolitan Bank. This acquisition added eight offices and increased our total assets by $1.4 billion, including total loans of $968 million as of the acquisition date.

✓
We continued to enjoy excellent asset quality in 2017. Total non-purchased non-performing assets declined $13.3 million from December 31, 2016 to December 31, 2017. Net loan charge-offs were 0.06% of average loans for 2017, as compared to 0.12% of average loans for 2016.

✓	Our cumulative total shareholder return, or TSR, for the three-year period ending December 31, 2017, was 48.7%.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
GOVERNING DOCUMENTS AND PRACTICES
Code of Ethics. We expect our directors, officers and employees to act and make decisions that are in our best interests, and we discourage situations which present a conflict between our interests and their own personal interests. Under our Code of Business Conduct and Ethics, our “Code of Ethics,” our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of our board or other appropriate supervisor. A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Code of Ethics.”
Committee Charters. The board of directors has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee, or “ERM committee,” and a nominating and corporate governance committee, or “nominating committee.” Each committee is governed by a written charter. Charters for the audit, compensation, ERM and nominating committees are available at www.renasant.com, by clicking on “Corporate Overview” under the “Investor Relations” tab, then on “Governance Documents” and then selecting the desired charter.
Review and Approval of Related Person Transactions. The entire board of directors is responsible for reviewing and approving or ratifying all material transactions between us and our subsidiaries involving a related person. Related persons include any of our directors or executive officers, their immediate family members and businesses with which they are associated. To identify related person transactions, each year we require our directors and executive officers to complete Director and Officer Questionnaires. These questionnaires require our directors and executive officers to list all related persons and any transactions with us in which the director or executive officer or their immediate family members or related entities have an interest. When the board reviews, approves or ratifies related person transactions, the director associated with the matter must abstain from voting and is not present while discussions and deliberations are held. The types of transactions that must be reviewed and approved or ratified include extensions of credit and other business relationships.
Other than our Code of Ethics, our related person transaction policy is not in writing. However, we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans by the Bank to its executive officers, directors and principal shareholders).
BOARD GOVERNANCE
Retirement Policy. Our Bylaws include the written retirement policy applicable to our board of directors:

•	A director may not stand for election after reaching age 72; and

•	Any director who attains age 72 during his or her elected term may serve only until the next regular meeting of our shareholders.
By waiver, the board may permit a director to stand for reelection after he or she reaches the age of 72 or waive the requirement that a director who has attained 72 resign at the next regular meeting of shareholders. To be effective, a waiver must be approved by the affirmative vote of at least two-thirds of the directors then in office, excluding the vote of the director to whom the waiver vote applies.
A waiver applies only until the next regular meeting of our shareholders, when the board may again waive the requirement that a director who has attained age 72 resign from the board. In no event may a director receive more than three waivers, with the result that all of our directors must cease to serve as of the regular meeting of shareholders that follows the attainment of age 75.
Director Stock Ownership Guidelines. Our board has adopted stock ownership guidelines that require our directors to own a substantial number of shares of Renasant common stock and thereby bolster the alignment of our directors’ financial interests with those of our shareholders. Within the first year of his or her election to the board, a director must own at least 500 shares of common stock. By the end of the fifth year of service, a director must own at least 3,500 shares of common stock. Based on our stock price as of March 7, 2018, the guidelines require new directors to have at least a $22,270 investment in the Company, and directors with at least five years of service must have at least a $155,890 investment in the Company.
As of the date of this proxy statement, all of our directors own at least twice the number of shares of common stock required to be owned under the stock ownership guidelines.
Board and Director Performance Assessments. As part of its effort to ensure that the Company has a high-functioning board with the collective knowledge, experience and skills necessary to guide a financial institution such as the Company, on an annual basis our nominating committee conducts a board assessment that has been developed, and is administered by, an independent third party. Each director provides his or her opinions on various criteria relating to the organization of the board, the conduct of board and committee meetings and each director’s fulfillment of his or her responsibilities as a director, among other things, as part of the assessment. After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.
In addition to the assessment of the entire board, the nominating committee performs an assessment of each director whose term in office is expiring at the next annual meeting. This assessment reviews each director’s individual contribution to the board and participation in board and committee meetings and other board activities, among other things. The committee uses this information as one tool in determining whether a director whose term is expiring should be nominated for reelection.
BOARD OF DIRECTORS
Structure. There are currently 17 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3
Donald Clark, Jr.	John M. Creekmore	Marshall H. Dickerson
Albert J. Dale, III	Jill V. Deer	R. Rick Hart
John T. Foy	Neal A. Holland, Jr.	Richard L. Heyer, Jr.
George H. Booth, II(1)	E. Robinson McGraw	J. Niles McNeel
Frank B. Brooks(1)	Hollis C. Cheek(1)	Michael D. Shmerling
Hugh S. Potts, Jr.(1)
Fred F. Sharpe(1)

(1)
Effective as of our annual meeting: Mr. Booth will retire; Messrs. Brooks, Potts and Cheek will be required to step down under our retirement policy; and Mr. Sharpe will cease to serve because he was not renominated (although Messrs. Potts, Cheek and Sharpe will continue to serve on the Bank’s board of directors).

The current term of office for our Class 1 directors expires at the 2018 annual meeting; the current term for our Class 2 directors expires at the 2019 annual meeting; and the current term of office for our Class 3 directors expires at the 2020 annual meeting.
After our annual meeting and assuming that all of our nominees are elected, the board will be reduced to 13 members, which the board has determined is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and nature of operations. The board will remain divided into three classes, with four Class 1 directors, four Class 2 directors and five Class 3 directors.
Meetings. Our board held seven meetings in 2017. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The members of the board who are “independent directors” under the Listing Rules of the NASDAQ Stock Market, LLC, or Nasdaq, met in executive session six times during 2017. We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2017 annual meeting, and we expect our entire board to attend this year’s annual meeting.
BOARD LEADERSHIP
Our chief executive officer serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our chief executive officer, serves as chairman of the board of the Company and the board of the Bank. Mr. McGraw will remain as chairman of the Company and Bank boards following his transition to the executive chairman role after the annual meeting.
We have chosen a board leadership structure with Mr. McGraw serving as chairman because this structure results in a single voice speaking for the Company and presents a unified and clear chain of command. As our and the Bank’s chief executive officer, Mr. McGraw is positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks faced by the Company and the Bank (and we expect this will remain the case after he becomes executive chairman). The individual most knowledgeable about the Company and the Bank and their respective operations is responsible for leading the board’s discussions.
The board has retained the authority to separate the positions of chairman and chief executive officer if it finds that the board’s responsibilities can be better fulfilled with a different structure.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who meet the definition of “independent director” under the Nasdaq Listing Rules select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating Mr. McGraw’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:

•	With the chairman, scheduling and setting the agenda for board meetings;

•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;

•	Determining the appropriate materials to be sent to directors for all meetings;

•	Acting as a liaison between the board and the chief executive officer and our other executive officers;

•	Assisting the compensation committee in evaluating the chief executive officer’s performance;

•	Assisting the nominating and corporate governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and

•	Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session (that is, a meeting of only those directors who are “independent directors”) to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.
BOARD COMMITTEES

Executive Committee
John M. Creekmore, Chair
The executive committee is comprised of the chairman of the board, the lead director and three additional directors who are “independent directors” as defined in the Nasdaq Listing Rules. Since our chief executive officer also serves as chairman of the board, one additional independent director has been appointed. During 2017, the committee held 14 meetings.
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.

Neal A. Holland, Jr., Vice-Chair
Frank B. Brooks
Albert J. Dale, III
John T. Foy
E. Robinson McGraw

Audit Committee
John T. Foy, Chair	The audit committee's responsibilities include the following:
Frank B. Brooks, Vice-Chair(1)	•	Appointing, compensating and overseeing our independent registered public accountants;
Hollis C. Cheek
Jill V. Deer	•	Monitoring the integrity of our financial reporting process and system of internal controls;
Marshall H. Dickerson
Michael D. Shmerling	•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

(1) Mr. Dickerson will succeed Mr. Brooks as Vice-Chair following the annual meeting.	•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

	•	Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

•
Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The sections below titled “Report of the Audit Committee” and “Independent Registered Public Accountants” describe the actions taken in 2017 and the committee's processes.

Each member of our audit committee is an “independent director” within the meaning of the Nasdaq Listing Rules, satisfies the other requirements for audit committee membership under the Nasdaq Listing Rules and meets all independence requirements under the SEC regulations. The board has determined that Mr. Shmerling qualifies as an “audit committee financial expert” under the applicable SEC regulations and satisfies the financial sophistication requirements under the Nasdaq Listing Rules. During 2017, the committee held 17 meetings.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and the board's committees. Specific information about our director selection process is below under the heading “Director Selection.” In addition, the committee oversees the formation of our governance policies, including annual performance assessments for the board and each director. More information about these assessments may be found above under the heading “Board Governance,” paragraph titled “Board and Director Performance Assessments.”
Each member of the nominating committee is an “independent director” under the Nasdaq Listing Rules. During 2017, the committee held ten meetings.

John M. Creekmore, Vice-Chair
Marshall H. Dickerson
John T. Foy
J. Niles McNeel
Michael D. Shmerling

Compensation Committee
Albert J. Dale, III, Chair
The compensation committee’s primary functions are setting our compensation strategy and administering the compensation of our named executive officers. The “Compensation Discussion and Analysis,” or CD&A, section below explains the compensation committee’s processes and procedures and discusses its specific decisions with respect to 2017 compensation.
Each member of the committee is an “independent director” within the meaning of the Nasdaq Listing Rules and a “non-employee director” under SEC regulations. In determining independence, the board considered each member’s ability to be independent from management, each member’s relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments), whether the member is considered our affiliate and additional relevant factors. The committee met eight times during 2017.

J. Niles McNeel, Vice-Chair
Frank B. Brooks
John M. Creekmore
Richard L. Heyer, Jr.
Neal A. Holland, Jr.

Enterprise Risk Management (ERM) Committee
Michael D. Shmerling, Chair
The ERM committee has overall responsibility for our enterprise-wide risk assessment management and oversight process. More information about the Company’s risk assessment process and the role of the committee may be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee is an “independent director” as defined under the Nasdaq Listing Rules. During 2017, the committee held four meetings.

Marshall H. Dickerson, Vice-Chair
John M. Creekmore
Albert J. Dale, III
John T. Foy
Richard L. Heyer, Jr.
Neal A. Holland, Jr.
ROLE OF THE BOARD IN RISK OVERSIGHT
Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. To identify and mitigate risk, the board acts through a committee structure.
The board’s ERM committee is primarily responsible for identifying enterprise-wide risks (including cyber-security risks), assessing how each risk might affect other risks and facilitating the Company’s operations within risk tolerance levels that are established by management and reviewed by the board. The committee oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures, it validates risk tolerance levels suggested by management, and it reviews and adopts policies, procedures and controls that are intended to mitigate risk.
The ERM committee generally addresses enterprise-wide risk; other standing committees, working with management, are used to identify and mitigate more specific risks, including:

•
The board’s audit committee, which focuses on financial reporting and operational risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks. More information about the audit committee can be found above under the heading “Board Committees” and below in the “Report of the Audit Committee” and “Independent Registered Public Accountants” sections.

•
The board’s compensation committee, which evaluates risks associated with our executive compensation programs. The compensation committee is assisted by the Bank’s incentive compensation committee, which is comprised of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks. More information about the compensation committee, including the Bank’s incentive compensation committee, can be found below in the CD&A.

•
Our Bank’s loan committee, which is primarily responsible for credit and other risks arising in connection with our lending activities and overseeing management committees that also address these risks.

•
The Bank’s investment committee, which monitors our interest rate and liquidity risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital.

At each board meeting, each committee chair provides a report to the full board of directors on the committee’s specific risk oversight and mitigation responsibilities. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. McGraw, in his capacity as our most senior executive officer, oversees management’s role in the implementation of our risk management processes by ensuring access to adequate and timely reports and information, access to our employees and the prompt implementation of recommendations by our committees. Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees. Finally, we have a chief risk officer who leads management’s assessment of the risks we face, the determination of our risk tolerance levels and the implementation of effective risk management processes and procedures.

DIRECTOR SELECTION
The nominating committee evaluates and recommends potential new directors based upon the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, the knowledge, skills and experience necessary to guide a publicly-traded financial institution like Renasant in the prevailing business environment.
Although there is no formal policy, the board and nominating committee, as well as our management, believe that board membership should reflect diversity in its broadest sense. The nominating committee considers a candidate’s gender, ethnicity, experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board.
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are evaluated by the nominating committee:

•	“Independence” within the meaning of the Nasdaq Listing Rules and SEC rules and regulations;

•	Experience in banking or in marketing, finance, legal, accounting or other professional disciplines;

•	Diversity of background and other characteristics that are reflective of our shareholders;

•	Familiarity with and participation in the local communities in which we do business;

•	Prominence and a highly-respected reputation in his or her profession;

•	A proven record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to fulfill the responsibilities of a director and to enhance their knowledge of our industry.
Usually, nominees for election to the board are proposed by the current members of the board. The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing shareholder-recommended candidates as it does for candidates proposed by the committee or another board member. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations.”
DIRECTOR INDEPENDENCE
The board has determined that each of our directors (including directors whose service on the board will cease after the annual meeting) is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Messrs. McGraw, Hart, Potts and Waycaster (who is a nominee for election to the board). When determining each director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:

•
Transactions involving a director, members of his or her immediate family and business with which they are associated and the Company or the Bank (more information about these transactions may be found below under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions”).

•
The Bank employs Mr. Creekmore’s son as a credit analyst in its credit administration department, and Dr. Heyer’s son is employed as an investment officer in the Bank’s wealth management division. Neither employee is considered an “executive officer” of the Company, and neither employee received compensation for 2017 at a level that would cause his employment to constitute a “related person” transaction under applicable SEC regulations. The compensation paid to each employee was consistent with the compensation paid to similarly-situated employees of the Bank.

Messrs. McGraw, Hart and Waycaster are not independent directors because they are Renasant employees. After considering a number of factors, including the employment of his son as an officer of the Bank, our board also determined that Mr. Potts was not independent. More information about the employment of Mr. Pott’s son is described below under the heading “Other Related Person Transactions.”

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
OTHER RELATED PERSON TRANSACTIONS
In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated, and we expect to engage in similar transactions with these persons in the future. All certificates of deposit and depository relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
In addition, the Bank employs the following individuals who are related persons (in addition to Mr. Creekmore’s son and Dr. Heyer’s son, described above under the heading “Director Independence”):

•
The son of R. Rick Hart, an executive officer and a director, is a Senior Vice President and Commercial Relationship Officer of the Bank, located in Nashville, Tennessee. In 2017, his total cash compensation was $255,005, and he received an award of 450 shares of time-based restricted stock that will fully vest in 2020.

•
The son of Hugh S. Potts, Jr., a director, is an Executive Vice President and the Chief Investment Officer of the Bank. In 2017, his total cash compensation was $207,692, and he received an award of 700 shares of time-based restricted stock that will fully vest in 2020.

Neither of the foregoing employees is an “executive officer” as that term is defined under SEC rules and regulations.
LEGAL PROCEEDINGS INVOLVING A DIRECTOR OR EXECUTIVE OFFICER AND THE COMPANY OR THE BANK
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to us, the Bank or any of our other subsidiaries.
SHAREHOLDER COMMUNICATIONS
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice of the electronic availability of our proxy materials, you may obtain a paper copy of the materials. Please refer to the Notice for instructions for ordering a paper copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Financial Officer, in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;

•	By e-mail to KChapman@renasant.com; or

•	By phone at (662) 680-1450.
Mr. Chapman will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Chapman will respond to communications that may be addressed most effectively by management.

Process for Shareholder Recommendations. Shareholders may recommend candidates for election to the board of directors. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 25, 2018, and no later than January 24, 2019, for consideration as a possible nominee for election to the board at our 2019 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholders’ notice must include the following information as to each nominee:

•	The reason for making the nomination;

•
All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;

•
All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, the Exchange Act, and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
A shareholders’ notice must also include the name and address of the nominating shareholder and information relating to, among other things: (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder; and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Shareholder Proposals for the 2019 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors and a non-binding advisory resolution relating to our executive compensation. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2019 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2019 annual meeting is held within 30 days of April 24, 2019, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 15, 2018, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
For any shareholder proposal to be presented in connection with the 2019 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
Under our Bylaws, based upon the meeting date of April 24, 2018 for the 2018 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2019 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials for such meeting must give written notice to our Secretary not earlier than the close of business on December 25, 2018, and not later than the close of business on January 24, 2019.

The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
MEMBERS OF THE BOARD OF DIRECTORS
The following information sets forth each member of our board of directors who will continue after the annual meeting (ages are as of the 2018 annual meeting), assuming all of our nominees to the board are elected at the 2018 annual meeting. Information about Mr. Waycaster, who serves as our President and Chief Operating Officer, is included below because he has been nominated to serve as a Class 1 director. The information below includes highlights of the specific experience, qualifications, attributes and skills that led us to conclude that each should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the “Corporate Governance and Board of Directors” section under the heading “Director Selection” above.

Name	Age	Class	Background, Qualifications and Skills
Donald Clark, Jr. Director since 2017	68	1
Background:  Mr. Clark currently serves as Chairman of Butler Snow, LLP, the largest Mississippi-based law firm. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed as a director of the Company upon the completion of our acquisition of Metropolitan in July 2017.
Experience/Qualifications/Skills:  Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversees the operations of a firm with over 340 attorneys located in 22 offices spread throughout the United States (as well as two international offices), many of which are located within the Bank’s footprint. This experience provides the board with insight on the needs of customers within many of our markets. As the leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	67	1
Background: Mr. Dale has served as president of Dale, Inc. since 1985. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed as a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Qualifications and Skills
John T. Foy Director since 2004	70	1
Background:  Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was, and Lane Furniture Industries is, engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Furniture manufacturing represents a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on corporate governance.

C. Mitchell Waycaster Nominee for election	59	1
Background: Mr. Waycaster has served as our President and Chief Operating Officer since January 2016; and he will assume the role of Chief Executive Officer as of May 1, 2018. Prior to being President, Mr. Waycaster served as our Executive Vice President since February 2003 and a Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 38 years. During that time, he has worked in virtually all of the Bank's areas of operation. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. As our next chief executive officer, Mr. Waycaster's insight will be essential to assisting the board in developing and implementing our strategic plans.

John M. Creekmore Director since 1997	62	2
Background: Since June 2017, Mr. Creekmore has served as general counsel for United Furniture Industries, Inc. Prior to taking this position, Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. He also provides us with insights regarding the legal implications of our plans and strategies. Finally, Mr. Creekmore works in Verona, Mississippi, and helps shape our policies with respect to our smaller markets.

Name	Age	Class	Background, Qualifications and Skills
Jill V. Deer Director since 2010	55	2
Background:  Ms. Deer is Vice President of Planning, Administration and Risk for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, with revenues in excess of $3 billion. Prior to joining Brasfield & Gorrie, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the real estate and construction industries gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located.

Neal A. Holland, Jr. Director since 2005	62	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC. Mr. Holland was appointed as a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005. Mr. Holland is also the owner of Miracle Mountain Ranch LLC, a summer camp and retreat center located in Pennsylvania.
Experience/Qualifications/Skills: Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

E. Robinson McGraw Director since 2000	71	2
Background: Mr. McGraw has served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Effective May 1, 2018, Mr. McGraw will transition from Chief Executive Officer to Executive Chairman of the Company and the Bank. Since June 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors, and he will continue to serve in these capacities after his transition to Executive Chairman. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Name	Age	Class	Background, Qualifications and Skills
Marshall H. Dickerson Director since 1996	69	3
Background: Mr. Dickerson is retired. Prior to his retirement, he was the owner and manager of Dickerson Furniture Company, a company engaged in retail home furnishings sales until its closing in 2012.
Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a former small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

R. Rick Hart Director since 2007	69	3
Background: Mr. Hart has served as an Executive Vice President of the Company and President of the Northern Region of the Bank since October 2012. Effective as of the annual meeting, Mr. Hart will transition to the position of the Chairman of the Middle Tennessee Division. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July 2007 until October 2012. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed as a director of the Company upon the completion of our acquisition of Capital in July 2007.
Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market. Along with Mr. McGraw, Mr. Hart serves as a liaison between the board and our employees, keeping the board abreast of employee concerns and morale.

Richard L. Heyer, Jr. Director since 2002	61	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is a business owner in the medical industry and adds this perspective to board discussions.

J. Niles McNeel Director since 1999	71	3
Background: Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.
Experience/Qualifications/Skills: Mr. McNeel’s practice is based in Louisville, Mississippi, giving him insight into the issues facing our customers in our smaller markets. As an attorney, Mr. McNeel also brings a legal perspective to the board’s deliberations and analysis.

Name	Age	Class	Background, Qualifications and Skills
Michael D. Shmerling Director since 2007	62	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, Inc., a manufacturer and distributor of food products, since July 2007 and chairman of Clearbrook Holdings Corp. (formerly XMI Holdings Inc.) since 1999. Mr. Shmerling previously served as a senior advisor to Kroll, Inc., a risk consulting company, from August 2005 to June 2007 and an executive vice president of Kroll, Inc. from August 2000 to June 2005. Effective as of May 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed as a director of the Company upon the completion of our acquisition of Capital in July 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 39-year professional history as a licensed CPA (now inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

DIRECTOR COMPENSATION
The compensation committee recommends the compensation for our non-employee directors; our full board of directors approves or modifies the recommendation. Any modifications are implemented after our annual meeting. Directors who are also our employees receive no additional compensation for their service as directors, but they are reimbursed for any direct expenses incurred to attend our meetings. The table below includes information about the compensation paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2017.

2017 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
George H. Booth, II	$42,167	$35,000	$3,136	$5,293	$85,596
Frank B. Brooks	57,167	35,000	2,816	7,725	102,708
Hollis C. Cheek	54,167	35,000	—	582	89,749
Donald Clark, Jr.	20,500	29,167	—	134	49,801
John M. Creekmore	68,667	35,000	3,580	9,395	116,642
Albert J. Dale, III	69,167	35,000	—	6,376	110,543
Jill V. Deer	49,917	35,000	337	582	85,836
Marshall H. Dickerson	59,167	35,000	—	7,725	101,892
John T. Foy	57,917	35,000	—	7,725	100,642
Richard L. Heyer, Jr.	45,917	35,000	2,425	582	83,924
Neal A. Holland, Jr.	74,292	35,000	—	582	109,874
J. Niles McNeel	46,667	35,000	—	7,725	89,392
Hugh S. Potts, Jr.	41,667	35,000	532	7,725	84,924
Fred Sharpe	49,167	35,000	74	582	84,823
Michael D. Shmerling	54,667	35,000	—	7,054	96,721

Compensation reported in the table above represents both cash payments and the value of other forms of payments and benefits as follows:

•
Column B - Fees Earned or Paid in Cash. Amounts in this column reflect the retainers and meeting fees we paid in 2017 to our non-employee directors, which may be voluntarily deferred under our Deferred Stock Unit Plan or Directors’ Deferred Fee Plan, which are described below.

•	We paid the following retainers, prorated in the form of equal monthly payments:

•	All directors received a retainer the amount of $35,000;

•	Our lead director received an additional retainer in the amount of $12,000;

•	The chair of the audit committee received an additional retainer in the amount of $6,000; and

•	The chairs of the executive, compensation, nominating and loan committees each received an additional retainer in the amount of $3,000.

•	We also paid the following meeting fees:

•	Committee chairs who do not receive a retainer for acting as such receive $750 for each meeting chaired; and

•	Committee members receive $500 for each meeting they attend.

•
During 2017, each of our non-employee directors who serves on one of our state bank boards was paid a $500 fee quarterly or when the board meets, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.

•
Column C - Stock Awards. On April 25, 2017, each director, with the exception of Mr. Clark, received a time-based restricted stock award of 812 shares of our common stock, which is subject to one-year vesting and will vest at the 2018 annual meeting. Mr. Clark, who was appointed to our board in July 2017, received a prorated time-based restricted stock award, which will vest at the 2018 annual meeting. Column C reports the aggregate fair value of this award, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2017 for details regarding the assumptions used to derive the fair value of our restricted stock.

•
Column D - Changes in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column report above-market earnings on amounts deferred under the Directors’ Deferred Fee Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Mr. Potts is a participant in a legacy pension plan under which all benefits ceased to accrue in 2008. Column D does not include the $1,371 change in the actuarial present value of his accumulated pension plan benefit determined as of December 31, 2017.

•
Column E - All Other Compensation. Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:

•
Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans; amounts in Column E represent the additional compensation that is paid to each electing director, representing the portion of the applicable premiums that would be paid by the Company if the director were an active employee; and

•	We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.

During 2017, the Bank maintained two types of deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan and the Director’s Deferred Fee Plan. Under the Deferred Stock Unit Plan, deferred retainer and fees are deemed invested in units representing shares of our common stock and are credited with dividend equivalent units as and when we pay cash dividends. Units are allocated to each participant’s account based on a quarterly average market price. Under the Directors’ Deferred Fee Plan, deferred retainer and fees are notionally invested by each director in investment alternatives substantially similar to those offered under our 401(k) plan and in the Moody’s Average Corporate Bond Rate, which was 3.78% in 2017. Benefits under either plan are payable when a director ceases to serve as a member of the board or attains a specified age and may be paid in a lump sum or installments. Under the Deferred Stock Unit Plan, deferred amounts are paid in the form of shares of our common stock; under the Deferred Fee Plan, deferred amounts are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw, Hart and Waycaster, are listed below. Because they are also members of our board, or, as to Mr. Waycaster, a nominee for election, information about these individuals appears above in the “Board Members and Compensation” section under the heading “Members of the Board of Directors.” All of our executive officers are appointed annually by our board and serve at the discretion of the board except for our “named executive officers,” who are Messrs. McGraw, Waycaster, Chapman, Hart and Cochran, and Mr. Jeanfreau, each of whom is party to an employment agreement.

Name	Age	Position
Kevin D. Chapman	42
Our Executive Vice President since January 2011 and Chief Financial Officer since October 2011; Mr. Chapman will also assume the role of Chief Operating Officer on May 1, 2018. Mr. Chapman served as our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011 and Chief Financial Officer of the Bank since October 2011. Mr. Chapman served as Chief Strategy Officer of the Bank from January 2011 until October 2011. He was a Senior Vice President of the Bank from January 2005 until July 2006, at which time he became an Executive Vice President and the Bank’s Chief Accounting Officer.

J. Scott Cochran	54
Our Executive Vice President since April 2007 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012; he served as Administrative Officer of the Bank’s Corporate Banking Division from March 2005 to April 2007. Prior to March 2005, he served as Senior Commercial Lending Officer of the Bank.

Stephen M. Corban	62	Our Executive Vice President and General Counsel since July 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since January 2006.
James W. Gray	61
Our Executive Vice President since February 2003; he has also served as Senior Executive Vice President of the Bank since June 2005. Mr. Gray has served as Chief Revenue Officer of the Bank since October 2012. He served as Chief Information Officer of the Bank from March 2006 to October 2012, and was Strategic Planning Director from January 2001 until March 2006. Prior to January 2001, he served as the Bank’s Chief Operations Officer.

Mark W. Jeanfreau	43
Our Executive Vice President since September 2017; he has also served as Senior Executive Vice President and Governance Counsel of the Bank over the same period. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

Stuart R. Johnson	64
Our Executive Vice President since February 2003; from April 2013 until January 2015 he served as Treasurer. From April 1996 until March 2013, he served (with Mr. Chapman after October 2011) as our Chief Financial Officer. Mr. Johnson has served as Senior Executive Vice President of the Bank since June 2005 and as Cashier and Chief Financial Officer of the Bank from April 1996 until January 2015, serving together with Mr. Chapman as Chief Financial Officer of the Bank from 2012 to 2015.

W. Mark Williams	55
Our Executive Vice President since July 2011; he has also served as Senior Executive Vice President and Chief Banking Systems Officer of the Bank since July 2014. Mr. Williams served as Senior Executive Vice President and Chief Information Officer of the Bank from October 2012 until July 2013. From July 2011 to October 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March 2008 to July 2011. Prior to 2008 he served as the Bank’s Community Bank Performance Lending Support Officer.

Name	Age	Position
Mary John Witt	58
Our Executive Vice President and the Bank’s Senior Executive Vice President and Chief Risk Officer since April 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March 2006 to April 2014. Prior to 2006 Ms. Witt was an internal auditor serving as Internal Audit Manager from August 1999 until March 2006.

COMPENSATION DISCUSSION AND ANALYSIS
The named executive officers, or “named executives,” whose compensation is administered by the compensation committee and determined under our executive compensation program are:

Named Executive	Title
E. Robinson McGraw	Chief Executive Officer
Kevin D. Chapman	Chief Financial Officer
C. Mitchell Waycaster	President and Chief Operating Officer
R. Rick Hart	Executive Vice President
J. Scott Cochran	Executive Vice President
MODIFICATIONS TO OUR EXECUTIVE COMPENSATION PROGRAM
In 2017, we made two changes to our executive compensation program, intended to address and mitigate compensation risk and to bolster the alignment of our executives’ financial interests with the delivery of long-term shareholder value.
Increased Focus on Compensation Risk. In 2017, the board of directors organized an incentive compensation committee, comprised of the Bank’s president, chief risk officer, chief compliance officer, human resources director and governance counsel, among others. The purpose of the committee is to oversee all of our incentive compensation plans (both cash and equity) to ensure that these arrangements balance risks and financial rewards in a manner that does not expose us to the potential for imprudent risk taking, whether financial, legal or otherwise. This committee reports to the board’s compensation committee.
During 2017, the incentive compensation committee completed a risk assessment of our incentive plans, which it intends to update from time to time. The purpose of the assessment was to identify and understand the various risks that each incentive poses and analyze and recommend controls and procedures to mitigate these risks. Although the assessment suggested that some additional controls might be appropriate, it also indicated that existing controls and procedures sufficiently address the material risks posed by our incentive compensation arrangements. Management is continuing to design and implement the additional controls suggested by the assessment.
Modification of Performance Incentives for 2018 Fiscal Year. Effective for our 2018 fiscal year, the compensation committee recommended, and the full board approved, modifications to our performance incentives that are intended to strengthen the alignment between our executives and shareholders. We made these modifications after studying the incentive compensation of our peers and other companies and reviewing what are considered to be “best practices” in this area. We also consulted with our independent compensation consultant, Pearl Meyer & Partners, LLC, or Pearl Meyer, for its advice and assistance in designing our incentive compensation for 2018. For awards made in 2018 and later years that include performance incentives:

Modification of Annual Cash Incentives
Change:
Return on tangible common equity, ROTCE, relative to a performance peer group (discussed below) will be an additional performance metric; earnings per share, EPS, and net revenue per share, NRPS, will be retained as additional metrics and will continue to be measured on an absolute basis.

Purpose:
ROTCE is a measure of how effectively we have deployed our capital; it is intended to measure the profitable use of capital as we grow. ROTCE complements our historical measures, EPS and NRPS, since the historical measures do not always correlate to increases in equity. Using a performance peer group permits us to compare our returns to those of companies with similar characteristics.

Modification of Equity Incentives
Changes:	•	The performance cycle has been increased from one year to three years.
•
New performance metrics will be ROTCE, return on tangible assets, or ROTA, and total shareholder return, or TSR, all of which will be measured relative to our performance peer group. (Previously, the performance metrics for our annual cash and equity incentives were the same.)

Purposes:	•	The longer performance cycle is intended to more specifically focus on and reward our long-term performance and to more closely align our practices with those of our peer group.

•
The new metrics, which are intended to complement the longer performance cycle, broaden the criteria we use to measure our success and align our metrics with those now considered by us to be “best practices.” By comparing ROTCE, ROTA and TSR to a performance peer group, our executives will be rewarded only if our performance meets or exceeds our peers' performance in these areas, regardless of whether, in an absolute sense, these measures improve for us over the performance cycle.

Performance Peer Group
Change:
For metrics that measure relative performance, the compensation committee has selected a peer group consisting of all U.S. publicly-traded financial institutions with assets between $10 billion and $20 billion, our “performance peer group.”

Purpose:
Use of a broader peer group is intended to more accurately judge performance by including institutions that share many of the same characteristics as us, which is not necessarily the case for some of the smaller institutions in our compensation peer group, such as the need to conduct stress-testing under the Dodd-Frank Act. Using a broader peer group also mitigates fluctuations related to regional economic differences, acquisitions and other factors.

SAY-ON-PAY
At our 2017 annual meeting, approximately 29.2 million votes (or about 95.1% of all votes cast) were in favor of our non-binding resolution approving the compensation paid to our named executive officers in 2016. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance- and non-performance-based compensation. At our 2018 annual meeting, shareholders are being asked to adopt a non-binding resolution approving the compensation paid to our named executive officers in 2017, as discussed in more detail below in the “Proposals” section under the heading “Proposal 2 - Advisory Vote on Executive Compensation.”
BASIC OBJECTIVES OF OUR COMPENSATION PROGRAM
In 2017, our executive compensation program continued to focus on the alignment of the financial interests of our executives with those of our shareholders, by tying the value of compensation to our long-term and short-term performance and by ensuring adequate levels of variable and performance-based pay. Financial information illustrating the relationship of compensation and shareholder value is presented above in the “Proxy Summary” section. Our executive compensation program was also intended to ensure that aggregate compensation levels remained competitive, particularly given the growth of our organization. For 2017, the three components we used to deliver compensation were:

Base Salary	•	Competitive fixed pay;
	•	Determined using individual factors, such as responsibilities, performance, experience, and strategic impact;

•
For Mr. McGraw, who possesses the greatest ability to impact performance, base salary is targeted at no more than 35% of his total compensation; for other officers, base salary is targeted at no more than 50%.

Annual Cash Incentives	•	Short-term performance-based cash incentive;
	•	Directly aligns pay with the delivery of shareholder value;
	•	Targeted at approximately 25% of compensation.

Equity Incentives	•	Emphasizes longer-term Company performance;
	•	May be structured as time-based or performance-based;
	•	Targeted at approximately 40% of compensation for Mr. McGraw and approximately 25% of the compensation for our other executives (excluding the value of strategic stock awards discussed below).

FEATURES OF OUR COMPENSATION PROGRAM
Fixed and Variable Compensation. The committee believes that a majority of the compensation opportunities available to our executives should be variable, meaning tied to our long-term and short-term performance. Fixed payments are a smaller portion of our compensation and are primarily intended to be competitive with our peer group and to provide some balance for variable opportunities. The following table describes the fixed and variable compensation opportunities we provided in 2017:

Fixed Compensation			Variable Compensation
Pay Element	Objectives and Features		Pay Element	Objectives and Features
Base Salary	•	Provides competitive pay and balance for variable compensation	Cash Award	• •	Directly links compensation and our performance Payouts based on threshold, target or superior performance
Equity Awards
			Performance-based restricted stock	• •	Directly links compensation and our performance Payouts based on threshold, target or superior performance
			Time-based restricted stock	• •	Incentive to create and sustain long term shareholder value Used to accomplish strategic goals
“At-risk” compensation is a type of variable compensation, the amount of which is directly tied to our performance, whether made in the form of annual cash awards under our Performance Based Rewards Plan, or PBRP, or in the form of restricted stock awarded under our 2011 Long-Term Incentive Compensation Plan, or our LTIP. Information about the committee’s specific awards of at-risk compensation is included later in this CD&A under the heading “Compensation Decisions for 2017” in the paragraph titled “Annual Cash Awards”
“Strategic” compensation is also a type of variable compensation and generally refers to time-based restricted stock awards that we make to accomplish a strategic objective, such as retention in connection with our succession plan. More information about our use of strategic compensation is provided below under the heading “Compensation Decisions for 2017” in the paragraph titled “Equity Awards.”

The charts below illustrate the 2017 total direct compensation mix (fixed and variable) for Mr. McGraw and the average for our other named executives, assuming target levels of performance.
■ Fixed - Base Salary
■ Variable/Strategic - Time-based Equity
■ Variable/At-Risk - Performance-based Equity
■ Variable/At-Risk - Performance-based Cash
Employment Agreements. We have entered into employment agreements with each of our named executives. The agreements are primarily intended to promote retention, impose standard covenants that protect our property and business and ensure that the compensation for each of our named executives remains relatively consistent. In 2017, we:

•
Amended Mr. McGraw’s employment agreement to reflect his transition to executive chairman of the Company and the Bank, including a reduction in his compensation to reflect a reduced schedule and the elimination of his tax gross up for change in control payments. The changes will be effective as of May 1, 2018.

•
Amended Mr. Hart’s employment agreement to reflect his transition to chairman of our Middle Tennessee division, including a reduction in his compensation to reflect a reduced schedule and the elimination of the “best net” provision for his change in control payments. These changes will be effective May 1, 2018.

•
Amended the change in control provisions included in the employment agreements of Messrs. Waycaster and Chapman. Mr. Waycaster’s change in control benefit was increased to 2.99 times his base salary and average bonus (from two times) to reflect his pending appointment as our chief executive officer. Mr. Chapman’s change in control benefit was increased to 2.5 times (from two times) to reflect his pending appointment as our chief operating officer. These changes were effective as of January 1, 2018.

More information about the terms of our currently effective employment agreements can be found below in the “Compensation Tables” section under the heading “Payments and Rights on Termination and Change in Control.”
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that each of our executives should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2017 our named executives had access to the following benefits and perquisites:

•	Insurance-type benefits that are generally available to all employees of the Company, including health care coverage and life and disability benefits, with some additional life insurance coverage.

•	A broad-based 401(k) plan, including Company matching and profit-sharing contributions.

•
Two voluntary executive savings plans, our Deferred Stock Unit Plan, or the DSU Plan, and our Executive Deferred Income Plan, or the Deferred Income Plan. Amounts deferred under the DSU Plan are notionally invested in our common stock; amounts deferred under the Deferred Income Plan may be notionally invested in investment options similar to those available under our 401(k) plan. With the exception of a contribution for the benefit of Mr. McGraw in 2017, we do not contribute to these arrangements.

•	Country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found in the “Compensation Tables” section under the headings “Pension and SERP Benefits” and “Non-Qualified Deferred Compensation.” Additional information about the types and value of the perquisites provided to our named executives can be found in the 2017 Summary Compensation Table in the column “All Other Compensation.”
Compensation Peer Group. For 2017, we used a “compensation peer group” to evaluate whether our total compensation remains competitive and is generally “in line” with other opportunities that may be available to our executive team. The committee’s intent is that the total compensation opportunities we make available to our executives will approximate the median of the total compensation available to the executives of our compensation peer group.
The compensation peer group consists of financial institutions that are located in the south and southeast regions and that service communities similar in size to those we service. These parameters avoid a bias towards higher compensation levels that predominate in financial centers and larger metropolitan areas. The 20 institutions we selected had the following characteristics:

Characteristics	Range	Median	Company Characteristics (as of December 31, 2016)
Total assets	$4.6 billion - $21.1 billion	$9.2 billion	$8.7 billion
Market value of stock	$0.6 billion - $4.7 billion	$1.9 billion	$1.9 billion
Net income	$39 million - $204 million	$102 million	$90.9 million
In selecting our compensation peer group for 2017, the compensation committee was advised by our independent compensation consultant, Pearl Meyer, who performed an annual review on the existing peer group. Based on the review, the committee approved the addition of two institutions: FCB Financial Holdings, Inc., which was added because it was similar to us in asset size; and ServisFirst Bankshares, Inc., which has a geographic footprint similar to ours. The financial institutions included in our compensation peer group for 2017 were:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
BancFirst Corporation	Republic Bancorp, Inc.
BancorpSouth, Inc.	ServisFirst Bankshares, Inc.
Bank of the Ozarks, Inc.	Simmons First National Corporation
Capital Bank Financial Corp.	South State Corporation
FCB Financial Holdings, Inc.	Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.	Trustmark Corporation
Home BancShares, Inc. (Conway, AR)	United Bankshares, Inc.
Iberiabank Corporation	United Community Banks, Inc.
Old National Bancorp	WesBanco, Inc.
As explained above under the heading “Modifications to our Executive Compensation Program,” beginning in 2018 we will use a performance peer group to evaluate relative performance for incentives. Our compensation peer group may be adjusted and will continue to be used to evaluate the general competitiveness of our compensation program.
COMPENSATION COMMITTEE PROCESS AND RISK MITIGATION PRACTICES
Risk Management and Compensation Governance. The committee has adopted a number of compensation practices that are intended to strengthen the relationship between shareholder value and pay, avoid unsafe and unsound practices and mitigate risk, reduce the use of discretion and eliminate the potential for unintended windfalls. Below is a summary of some of these practices:

Practices That We Have Implemented
Clawback Policies
We have two clawback policies that apply to all performance-based compensation. For awards made under our LTIP, if we are required to restate our financial results, performance-based restricted stock awards, including vested awards, will be subject to reduction, forfeiture or recovery if the number of shares of common stock awarded would have been smaller based on the restated results. The LTIP policy permits recovery from our named executives whether or not they engaged in the conduct that materially contributed to the restatement. We maintain a separate clawback policy that applies to performance-based compensation awarded under either the PBRP or the LTIP. This policy applies to a named executive if his intentional or unlawful conduct materially contributed to a financial restatement, and its application may be waived in the discretion of the committee.

Stock Ownership Guidelines	We have implemented stock ownership guidelines under which our executive officers are required to beneficially own common stock having a fair market value not less than:

		Chief Executive Officer	200% of base salary
		Other Named Executive Officers	150% of base salary
		All Other Executive Officers	100% of base salary

	As of December 31, 2017 the stock ownership of each of our named executives substantially exceeded the share ownership amounts set forth in the guidelines:

		Executive	Common Stock Beneficially Owned (% of Base Salary)

		Mr. McGraw	1,175%
		Mr. Waycaster	557%
		Mr. Chapman	571%
		Mr. Hart	645%
		Mr. Cochran	556%

Holding Period for LTIP Awards
As a condition of awards under our LTIP, an executive must hold “net shares” for a period of two years after vesting. This holding period is waived in the event of death or disability or upon the occurrence of a change in control. “Net shares” are shares delivered to an executive after vesting and the withholding for the payment of taxes.

Double Trigger for Change in Control Benefits
All equity incentives awarded under our LTIP and our change in control agreements include a double-trigger feature. If a change in control of the Company occurs, an executive’s employment also must be terminated within two years of such change in order to accelerate vesting or trigger the payment of a benefit.

Practices That We Prohibit
Anti-Hedging and Pledging
We have implemented an anti-hedging and pledging policy under which our named executives (and our directors, officers and certain other employees) cannot enter into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. The policy also discourages the pledging of our common stock. If an executive decides to pledge common stock, those shares cannot be used to satisfy our stock ownership guidelines. As of the date of this proxy statement, none of our named executives had pledged common stock.

Limits on the Use of Discretion	We limit the compensation committee’s discretion with respect to outstanding equity awards in two ways:

	•	Discretionary vesting of equity awards is not permitted under the LTIP.

	•
In determining the amount of performance-based compensation that has been earned, the committee may use only “negative discretion” to reduce the amount of an award that it believes is excessive or does not accurately represent our performance.

No Gross Ups
The committee does not enter into agreements or approve payments that will, directly or indirectly, result in tax gross up payments. Mr. McGraw’s current employment agreement has a tax gross-up provision, and Mr. Hart’s current employment agreement includes a “best net” provision. As part of Mr. McGraw’s transition to executive chairman and Mr. Hart’s transition to chairman of our Middle Tennessee division, these legacy provisions will be eliminated effective May 1, 2018.

Timing of Equity Awards
Equity compensation awards are made at meetings of our committee and board which are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively, on a specified date.

Compensation Consultant. For 2017, the committee retained Pearl Meyer to serve as its executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent under the factors set forth in the Nasdaq Listing Rules, and the committee has determined that Pearl Meyer was independent in 2017. Pearl Meyer works at the direction of the committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee.
At the end of 2016, Pearl Meyer recommended changes to the composition of our compensation peer group to be used in connection with 2017 compensation decisions, and the firm provided a review and analysis of the compensation levels and programs of companies within the peer group. For 2017, Pearl Meyer also provided information and recommendations about the compensation levels of our non-employee directors, compiled peer group compensation and performance data for the committee and recommended to the committee changes to our executive compensation program. At the end of 2017, Pearl Meyer provided advice with respect to the modification of our cash and equity incentives, effective for 2018 awards. No additional services were provided by Pearl Meyer to the committee or the Company.
Information furnished by Pearl Meyer is one factor the committee uses when it makes decisions about compensation; other factors are described elsewhere in this CD&A.
Tax Considerations. Section 162(m) of the Internal Revenue Code, or Section 162(m), generally disallows a federal income tax deduction for aggregate compensation payments to a named executive that exceed $1 million in any year. “Performance-based” compensation that satisfies the requirements of Section 162(m) is excluded from the calculation. While the preservation of our tax deduction for compensation expense is an important consideration, the committee believes that some flexibility is necessary to ensure that our compensation program effectively advances the interests of our shareholders and accomplishes our strategic goals. For 2017, base salary, cash bonuses and time-based restricted stock awards were not intended to be performance-based compensation. The committee approved these payments knowing that a portion may not be deductible. The committee structured 2017 performance-based awards under our LTIP to satisfy the requirements of Section 162(m).
The Tax Cuts and Jobs Act (enacted in December 2017), or the Tax Act, amended Section 162(m) to eliminate the exclusion for performance-based compensation. Effective as of January 1, 2018, all compensation paid to a covered employee in excess of $1 million is non-deductible. The committee expects that this change may provide more flexibility to design performance-based awards, which will remain a substantial part of our executive compensation program. As in the past, the committee’s primary concern will be to ensure that any payment advances the objectives of our compensation program, with the potential deductibility of compensation remaining a secondary concern.
Management Involvement In Compensation Decisions. Mr. McGraw, who is our chief executive officer, regularly evaluates and recommends base salary adjustments for our executive officers, other than himself. In addition, Mr. McGraw, with the assistance of management, regularly provides data and analysis about Company and individual performance, which is used by the committee to determine base salary adjustments and potential payouts for our executives. Mr. McGraw also monitors our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our named executives frequently attend meetings at the request of the compensation committee, during 2017 a portion of each of the committee’s meetings was in executive session without management present. During these sessions the committee made its individual compensation decisions.

Meetings and Decision-Making Process. Our compensation committee met three times in 2016, seven times in 2017 and once in 2018 to set fiscal year 2017 compensation and to determine payouts under the PBRP and the LTIP for the 2017 fiscal year. The following table illustrates the decision-making process used to set and determine compensation for the 2017 fiscal year:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Strategic Compensation
• • •
At the end of 2016, Mr. McGraw recommended salaries for our executive officers other than himself.

The committee reviewed peer group information provided by Pearl Meyer and the recommendations from Mr. McGraw and recommended base salary adjustments for 2017.

The committee’s recommendations were ratified by the non-employee members of our board of directors.
• • • • •
The committee reviewed possible performance measures and selected diluted earnings per share and net revenue per share as the performance measures for 2017.

Management calculated and recommended possible performance levels (threshold, target and superior) based on the Company’s 2017 fiscal year budget.

The committee reviewed the performance levels provided by management and the peer group compensation report provided by Pearl Meyer and (1) set the amount of performance-based compensation for each executive officer; (2) determined the amount of performance-based compensation payable in the form of common stock and cash; and (3) determined performance measures and individual performance levels for the 2017 fiscal year.

The committee’s recommendations were ratified by the non-employee members of the board of directors.

In 2018, the committee reviewed 2017 fiscal year performance and determined and certified payouts.
• •
At the end of 2016, the committee recommended time-based restricted stock awards to act as retention devices for executive officers who were subject to our succession plans.

The committee’s recommendations were ratified by the non-employee members of our board of directors.

COMPENSATION DECISIONS MADE FOR 2017
Base Salary Adjustments. Base salary adjustments for each executive are dependent upon individual performance, current title or responsibilities, additional responsibilities assumed, peer group evaluation, and progress towards achieving our strategic goals. The committee recommended the following adjustments to base salary, effective as of January 1, 2017:

2017 BASE SALARY ADJUSTMENTS
	Base Salary (2017)	Base Salary (2016)	% Increase
Mr. McGraw	$800,000	$750,000	6.67%
Mr. Chapman	425,000	375,000	13.33%
Mr. Waycaster	510,000	450,000	13.33%
Mr. Hart	508,000	496,000	2.42%
Mr. Cochran	375,000	—	—
Mr. McGraw’s increase was intended to act as a retention device to ensure the completion of our succession plan and to recognize his long tenure with us. Upon Mr. McGraw’s transition to executive chairman on May 1, 2018, his salary will be reduced by 40%. Salary increases for Messrs. Chapman and Waycaster were intended to more closely align base salary with the median of our compensation peer group for similarly-situated executives. Upon Mr. Hart’s transition to chairman of our Middle Tennessee division, his base salary will be reduced by 40%.

Annual Cash Awards. Annual cash awards are made under the PBRP. Payments to our named executives, other than Messrs. Hart and Cochran, are based entirely on Company-wide performance, since these executives possess the ability to directly influence corporate-level results. Payments to Messrs. Hart and Cochran also consider regional performance, since each has primary responsibility for one of our banking regions.
Awards for 2017 were based on two Company-wide performance measures: diluted earnings per share, or EPS, and net revenue per share, or NRPS. These measures were determined on an absolute rather than relative basis. These are the same performance measures used in 2016. The committee used these measures because they believe that EPS and revenue growth continue to be directly correlated to the delivery of shareholder value and that absolute performance more accurately measured the delivery of value in the economic and interest rate environment existing in 2017. As explained above under the heading “Modifications to our Executive Compensation Program,” an additional Company-wide measure has been added for 2018, and relative performance will be measured.
For Messrs. Hart and Cochran, regional performance was based on five performance measures: growth in net revenue, the ratio of noninterest expense to average assets, the ratio of net charge-offs to average loans, the ratio of loans 30-89 days past due to average loans, and the ratio of nonperforming loans to average loans.
Target performance levels for Company-wide measures are first derived from our budget, as approved by the board. The budgeted results are also compared with estimates obtained from investment analysts who regularly follow our performance, which provides assurance that targeted levels represent substantial goals. Target performance levels for the regional measures are derived from the budget for the respective region. For Company-wide and regional measures, threshold performance is set at approximately 5% below target, and superior performance is set at approximately 5% above target. Potential payouts for threshold, target and superior performance are expressed as a percentage of each executive’s base salary; there are no payouts for performance below threshold. With the exception of Mr. Waycaster, whose potential payouts were increased, potential payouts were the same for 2016.

2017 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. McGraw	40%	80%	160%
Mr. Waycaster	30%	60%	120%
Other named executives	25%	50%	100%
The committee believes that diluted earnings per share is more indicative of overall performance and the delivery of shareholder value than net revenue per share and it weighted that measure more heavily. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee:

2017 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
Diluted earnings per share (EPS)	60%	$2.26	$2.38	$2.50
Net revenue per share (NRPS)	40%	9.88	10.40	10.92

The committee certified that our EPS was $2.42 and our NRPS was $10.19, after excluding nonrecurring events as required under the PBRP. Our EPS performance was between the target and superior performance levels, while our NRPS performance was slightly less than the target level of performance. These outcomes resulted in the following payouts:

PBRP 2017 PAYOUTS
Performance Measure	% of Award	2017 Achieved	Mr. McGraw	Mr. Chapman	Mr. Waycaster
EPS	60%	101.68% of Target	$523,200	$171,518	$250,155
NRPS	40%	97.98% of Target	205,500	67,368	98,255
Total	100%		728,700	238,886	348,410

			Mr. Hart	Mr. Cochran
EPS	30%	101.68% of Target	$103,823	$74,086
NRPS	20%	97.98% of Target	40,779	29,099
Regional Performance	50%	44.79% of Target(1)	56,885	133,587
		142.49% of Target(2)
Total	100%		201,487	236,772

(1)	Represents the percentage of the cumulative target award earned by Mr. Hart as the president of the Northern Region.

(2)	Represents the percentage of the cumulative target award earned by Mr. Cochran as the president of the Western Region.
Equity Awards. For 2017, our named executives received restricted stock awards under our LTIP. Each executive received a performance-based award; Messrs. McGraw, Chapman, Waycaster and Cochran also received time-based awards.
Other than with respect to an award of 12,000 shares to Mr. Chapman described below, the intent of the committee in making time-based awards was not to increase aggregate equity compensation opportunities, but rather to allocate a portion of our equity compensation to the furtherance of one of our strategic goals. For 2017, our intent was to retain the services of Mr. McGraw and Messrs. Chapman, Waycaster and Cochran, each of whom we believe is integral to the final implementation of the Company’s succession plan. Their equity compensation opportunities, at the target level, were divided equally between time-based and performance-based awards. In May 2017, we made an additional 12,000 share time-based award to Mr. Chapman; the purpose of this award was to acknowledge his assumption of many of the duties of our chief operating officer. The table below describes the time-based awards made to our named executive officers for 2017.

2017 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date(1)
Mr. McGraw	15,000	January 1, 2017	January 1, 2018
Mr. Waycaster	5,000	January 1, 2017	January 1, 2020
Messrs. Chapman and Cochran	4,000	January 1, 2017	January 1, 2020
Mr. Chapman	12,000	May 1, 2017	May 1, 2020

(1)
Awards made to Messrs. Waycaster, Chapman and Cochran on January 1, 2017, vest in full on January 1, 2020; Mr. Chapman's award made on May 1, 2017, vests one-third each year over a three-year service period ending May 1, 2020.

The committee also awarded performance-based restricted stock to all executives using a one-year performance cycle and the same Company-wide performance measures used for cash awards made under the PBRP, described above in the paragraph “Annual Cash Awards.” There was no regional component to the LTIP performance measures for Messrs. Hart and Cochran. As explained above, the committee used EPS and NRPS as performance measures because the committee believed that these measures best correlate compensation with the delivery of shareholder value. For 2018, three new performance measures will be used and the performance cycle will be lengthened to three years. More information about these changes may be found above in this section under the heading “Modifications to our Executive Compensation Program.”
The relative weightings assigned to the performance measures were the same as the weightings assigned under the PBRP, as described above. The table below reflects potential payouts for threshold, target and superior performance; there is no payout for performance below threshold performance.

2017 POTENTIAL LTIP PAYOUTS (NUMBER OF SHARES)
	Threshold	Target	Superior
Mr. McGraw	10,000	15,000	22,500
Mr. Waycaster	3,333	5,000	7,500
Mr. Hart	5,333	8,000	12,000
Messrs. Chapman and Cochran	2,667	4,000	6,000
The committee certified that our EPS was $2.42 and our NRPS was $10.19, after excluding nonrecurring events as required under the LTIP. Our EPS performance was between the target and superior performance levels. Our NRPS performance was slightly less than the target level of performance. These outcomes resulted in the following payouts:

2017 LTIP PAYOUTS (NUMBER OF SHARES)
	Results		Payouts (Number of Shares)
Performance Measure	% of Award	Award Level	Mr. McGraw	Mr. Chapman	Mr. Waycaster	Mr. Hart	Mr. Cochran
EPS	60%	101.68% of Target	10,632	2,835	3,544	5,671	2,835
NRPS	40%	97.98% of Target	5,212	1,390	1,738	2,780	1,390
Total	100%		15,844	4,225	5,282	8,451	4,225
COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	Frank B. Brooks
John M. Creekmore	Richard L. Heyer, Jr.
Neal A. Holland, Jr.	J. Niles McNeel, Vice Chairman
March 7, 2018
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2017 were Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr., Neal A. Holland, Jr. and J. Niles McNeel. In 2017, no member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations. For a discussion of such loan and deposit relationships, please refer to the information in the “Corporate Governance and Board of Directors” section under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions” above. Additionally, in 2017 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board), of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2017.

COMPENSATION TABLES
2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other	Total
A	B	C	D	E	F	G	H	I	J
E. Robinson McGraw Principal Executive Officer	2017	$800,000	$—	$1,266,600	$—	$728,700	$133,464	$109,499	$3,038,263
	2016	750,000	—	746,880	—	449,521	12,376	91,946	2,050,723
	2015	700,000	—	694,320	—	821,192	224,091	91,171	2,530,774
Kevin D. Chapman Principal Financial Officer	2017	425,000	—	846,560	—	238,886	190	72,030	1,582,666
	2016	375,000	—	217,840	—	140,504	—	54,290	787,634
	2015	330,000	—	202,510	—	241,958	—	53,460	827,928
C. Mitchell Waycaster President	2017	510,000	—	422,200		348,410	28,525	75,898	1,385,033
	2016	450,000	—	217,840	—	165,531	1,105	58,502	892,978
	2015	360,000	—	202,510	—	263,954	26,080	57,581	910,125
R. Rick Hart Executive Vice President	2017	508,000		337,760		201,487	106,466	79,685	1,233,398
	2016	496,000	—	217,840	—	158,392	117,307	57,292	1,046,831
	2015	475,000	—	202,510	—	269,237	119,236	58,527	1,124,510
J. Scott Cochran(1) Executive Vice President	2017	375,000	—	337,760	—	236,772	594	71,398	1,021,524

(1)	Mr. Cochran became a named executive in 2017. SEC rules permit us to omit compensation information for him for the years before he became a named executive.
General. The 2017 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, principal financial officer and the three other most highly compensated officers of the Company and the Bank for services that they rendered during fiscal years ending December 31, 2017, 2016 and 2015. The compensation included in the table represents both cash payments and the value of other forms of payments, as follows:

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Column C - Salary - Amounts included in this column represent base salary earned by our named executives in 2017, 2016 and 2015, some of which may have been voluntarily deferred under our 401(k) plan or our two non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan.

•	Column D - Bonus - Amounts in this column report cash bonuses paid on a discretionary basis. Discretionary bonuses were not a component of our compensation program during 2017, 2016 or 2015.

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Columns E and F - Stock Awards; Option Awards - Amounts in these columns represent the value of non-cash compensation granted or awarded under our LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by any executive, depending upon the achievement of performance objectives. Options were not a component of our compensation during 2017, 2016 or 2015.

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Column G - Non-Equity Incentive Plan Compensation - Amounts in this column represent cash bonuses paid under our PBRP based upon the achievement of performance goals. Some of these amounts may have been voluntary deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.

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Column H - Changes in Pension Value and Non-qualified Deferred Compensation Earnings - Amounts in this column represent (1) changes in the actuarial value of benefits accrued under our tax-qualified pension plan and Mr. Hart’s non-qualified supplemental executive retirement plans, or SERPs, and (2) any above-market earnings credited under our Deferred Income Plan.

•	Column I - All Other Compensation - Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances and membership dues.
Restricted Stock Awards. Amounts reported in the Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIP, including performance-based and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” referred to as “Topic 718.” Dividends payable on restricted stock awards are not included in our fair value determination. For performance-based awards, amounts included in this column reflect the probable outcome of the performance conditions determined as of the date of award, which we consider to be the target award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under Topic 718. As permitted under the guidance in Topic 718, the Company has elected to account for forfeitures in compensation cost when they occur. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2017 for details regarding the assumptions we used to determine the fair value of our restricted stock awards. The value of the performance awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $949,950, $253,320, $316,650, $506,640, and $253,320 for Messrs. McGraw, Chapman, Waycaster, Hart and Cochran, respectively.
The number of target shares that corresponds to the value of our performance-based restricted awards included in Column E above is also listed in the Grants of Plan-Based Awards table that follows. Further information about why LTIP awards are made, the relationship of LTIP awards to other compensation components, the differences between performance and time-based awards, the specific performance goals designated by the compensation committee, and potential shares receivable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made in 2017,” paragraph labeled “Equity Awards.” The Option Exercises and Vested Restricted Stock table below sets forth the actual number of shares of restricted stock received upon vesting at the end of 2017.
Cash Bonuses. The amounts listed in Column G, labeled “Non-Equity Incentive Plan Compensation,” reflect annual cash bonuses earned and paid under the PBRP, all of which are subject to the attainment of performance goals. More information about why annual cash bonuses are made, the relationship of annual cash bonuses to other compensation components, the specific performance goals designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made in 2017,” paragraph labeled “Annual Cash Awards.”
Changes in Pension Value and Non-qualified Deferred Compensation Earnings. Amounts reported in Column H, labeled “Changes in Pension Value and Non-qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and the year-over-year change in the actuarial present value of accumulated benefits under our pension plan and Mr. Hart’s SERPs. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2017, these amounts are as follows:

2017 ABOVE-MARKET EARNINGS AND ACCRUALS
Name	Above-market Earnings	Pension Plan Accruals	SERP Accruals
Mr. McGraw	$7,557	$125,907	$—
Mr. Chapman	190	—	—
Mr. Waycaster	585	27,940	—
Mr. Hart	4,584	—	101,882
Mr. Cochran	594	—	—
All Other Compensation. In addition to the amounts described above, we provide or pay one or more of the following for our named executives, the value of which is included in Column I, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, term life and disability insurance premiums, dividends on restricted stock awards, automobile allowances and country club dues. Mr. McGraw, our chief executive officer, also receives a contribution to our Deferred Income Plan and a tax gross-up based on the value of his automobile allowance, both of which are contractual payments. Below is specific information about the other compensation paid to each of our named executives:

OTHER COMPENSATION PAID IN 2017
Name	Plan Contributions	Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. McGraw	$41,975	$1,956	$20,520	$15,600	$10,053	$5,458	$13,938	$109,500
Mr. Chapman	41,975	2,005	11,790	12,000	4,260	—	—	72,030
Mr. Waycaster	41,975	6,320	8,550	12,000	7,053	—	—	75,898
Mr. Hart	41,975	9,842	5,580	12,688	9,600	—	—	79,685
Mr. Cochran	41,975	2,900	7,470	12,000	7,053	—	—	71,398
GRANTS OF PLAN-BASED AWARDS

2017 PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)	Superior (#)	Grant Date Fair Value of Stock and Option Awards ($)
A	B	C	D	E	F	G	H	I	J
Mr. McGraw	1/1/2017	11/9/2016	320,000	640,000	1,280,000	10,000	15,000	22,500	633,300
	1/1/2017	11/9/2016					15,000		633,300
Mr. Chapman	1/1/2017	11/9/2016	106,250	212,500	425,000	2,667	4,000	6,000	168,880
	1/1/2017	11/9/2016					4,000		168,880
	5/1/2017	4/25/2017					12,000		508,800
Mr. Waycaster	1/1/2017	11/9/2016	153,000	306,000	612,000	3,333	5,000	7,500	211,100
	1/1/2017	11/9/2016					5,000		211,100
Mr. Hart	1/1/2017	11/9/2016	127,000	254,000	508,000	5,333	8,000	12,000	337,760
Mr. Cochran	1/1/2017	11/9/2016	93,750	187,500	375,000	2,667	4,000	6,000	168,880
	1/1/2017	11/9/2016					4,000		168,880
We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the LTIP, which is our equity incentive plan. For payments and awards under the PBRP and LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome, determined in accordance with Topic 718. More information about the performance goals and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.
For 2017, the committee awarded to each of our named executives, other than Mr. Hart, time-based restricted awards that are not subject to performance goals. These awards are listed in Column H in the table above. Mr. McGraw’s time-based restricted stock award is subject to a one-year service vesting period; Messrs. Waycaster and Cochran’s awards are subject to a three-year service vesting period. Mr. Chapman received two time-based awards: 4,000 shares, which fully vest in three years, and 12,000 shares, which vest one-third each year over a three-year service period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2017

Outstanding Stock Awards
Name	Number of Securities that have not Vested (#)	Market Value of Securities that have not Vested ($)
A	B	C
Mr. McGraw	15,000	613,350
Mr. Chapman	19,500	797,355
Mr. Waycaster	8,500	347,565
Mr. Hart	—	—
Mr. Cochran	7,500	306,675
Stock Awards. Columns B and C in the table above include information about time-based restricted stock awarded under our LTIP that was not vested at the end of our fiscal year. The value of these awards is based on the per share market value of our common stock on December 31, 2017, which was $40.89 per share. Performance-based restricted stock awards have a one-year performance cycle and vest as of the end of our fiscal year; these awards are not included in the table above. More information about our time-based restricted stock awards, including their respective vesting dates, can be found in the CD&A under the heading “Compensation Decisions made in 2017,” paragraph titled “Equity Incentives.”
Unexercised Options. There were no unexercised stock options held by our named executives as of the end of 2017.
OPTION EXERCISES AND VESTED RESTRICTED STOCK

OPTION EXERCISES AND STOCK VESTED DURING 2017
	Options Grants		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C	D	E
Mr. McGraw	—	—	27,844	1,154,501
Mr. Chapman	—	—	4,225	172,760
Mr. Waycaster	—	—	5,282	215,981
Mr. Hart	15,000	389,200	8,451	345,561
Mr. Cochran	13,750	340,588	4,225	172,760
The table above includes information about options that our named executives exercised during our 2017 fiscal year and restricted stock awards that vested at the end of our 2017 fiscal year. The value realized on the exercise of options, Column C in the table above, is determined as the difference between the fair market value of our common stock on the exercise date and the exercise price of the option. For Mr. McGraw, the amount included in Column D reflects 12,000 shares of his time-based restricted stock awards that vested on January 1, 2017 and 15,844 shares of his performance-based restricted stock awards that vested on December 31, 2017. The value of Mr. McGraw’s restricted stock awards, Column E in the table above, is based on the per share market value of our common stock as of January 1, 2017, which was $42.22, for his time-based award of 12,000 shares, and the per share market value of our common stock as of December 31, 2017, which was $40.89, for his performance-based award of 15,844 shares. For the other named executives, the amounts included in Columns D and E reflect performance-based restricted stock awards that vested on December 31, 2017, the value of which is based on the per share market value of our common stock as of December 31, 2017.

PENSION AND SERP BENEFITS

PENSION AND SERP BENEFITS FOR 2017
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2017
A	B	C	D	E
Mr. McGraw	Defined Benefit Pension Plan	23	$1,077,124	$—
Mr. Waycaster	Defined Benefit Pension Plan	18	186,561	—
Mr. Hart	SERP	10	2,204,874	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. McGraw and Mr. Waycaster participated in and have accrued benefits under the pension plan. Years of credited service included in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits included in Column D in the table above reflect the present value, at December 31, 2017, of benefits earned as of December 31, 1996. The benefits of Mr. McGraw and Mr. Waycaster have fully vested, and they have satisfied the age and service conditions necessary for normal or early retirement, as defined in the pension plan.
In connection with our acquisition of Capital in July 2007, we assumed two SERPs for the benefit of Mr. Hart. Mr. Hart has earned and is fully vested in the maximum benefit payable from the SERPs, which is an aggregate annual payment of $155,000, subject to a contractual cost of living adjustment in the amount of 3% each year. Benefits are payable annually for the 15-year period following the termination of Mr. Hart’s employment for any reason, except that he will forfeit his benefits if he is involuntarily terminated by us for cause. Mr. Hart’s transition to chairman of our Middle Tennessee division is not considered a termination of employment under his SERPs.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan and the SERPs reflected in Column D in the table above may be found in Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2017.
NON-QUALIFIED DEFERRED COMPENSATION

DEFERRED INCOME PLAN
Name	2017 Contributions by Executive	2017 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2017
A	B	C	D	E	F
Mr. McGraw	$10,400	$5,458	$30,027	$—	$747,237
Mr. Chapman	—	—	596	—	4,894
Mr. Waycaster	1,200	—	2,973	—	78,959
Mr. Hart	—	—	19,396	(12,848)	480,546
Mr. Cochran	6,000	—	3,035	—	83,084
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a non-qualified voluntary deferral plan under which Messrs. McGraw, Waycaster and Cochran made deferrals during 2017. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2017 Summary Compensation Table. We made a contribution to the Deferred Income Plan for Mr. McGraw, reflected in Column C in the table above, which is also included in the “All Other Compensation” column of the 2017 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2017 for Mr. McGraw, Mr. Chapman, Mr. Waycaster, Mr. Hart, and Mr. Cochran included “above-market earnings” in the amounts of $7,557, $190, $585, $4,584 and $594, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2017 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2017, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contribution to his account, all of which has been reported in the summary compensation tables for 2017 and prior years. A more complete description of our Deferred Income Plan can be found in the CD&A section under the heading “Features of Our Compensation Program”

in the paragraph titled “Benefits and Perquisites.”

DEFERRED STOCK UNIT PLAN
Name	2017 Contributions by Executive	2017 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2017
A	B	C	D	E	F
Mr. McGraw	$7,800	$—	$4,757	$—	$148,125
Mr. Chapman	—	—	—	—	—
Mr. Waycaster	—	—	85	—	2,265
Mr. Hart	—	—	380	—	13,268
Mr. Cochran	—	—	871	—	25,062
The table above includes information about the participation of our named executives in our DSU Plan, which is a non-qualified voluntary deferral plan under which Mr. McGraw made deferrals during 2017. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2017; these amounts are also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2017. Column F in the table above is each participating executive’s balance in the DSU Plan as of December 31, 2017, which is the value of the deferred stock units credited to each executive as of such date and any dividend equivalents not yet notionally invested in units, all of which has been reported as compensation in the summary compensation tables for 2017 and prior years. A more complete description of our DSU Plan can be found in the CD&A section under the heading “Features of Our Compensation Program” in the paragraph titled “Benefits and Perquisites.”
CEO PAY RATIO
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about the relationship of the annual total compensation of our chief executive officer, Mr. McGraw, to the median annual total compensation of our employees. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. McGraw for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. McGraw’s annual total compensation exceeds the annual total compensation of our median employee. For 2017:

•	Mr. McGraw’s annual total compensation (including health insurance premiums) was $3,045,515.

•	The annual total compensation of our median employee (including health insurance premiums) was $53,882; our median employee works in Loan Operations at one one of our Georgia locations.

•	The ratio of Mr. McGraw’s annual total compensation to the annual total compensation of our median employee was 56.5 to 1 (we refer to this ratio as the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. McGraw. To identify the specific individual whom we have considered our median employee:

•
We first determined our employees as of December 31, 2017. Full-time, part-time, seasonal and temporary employees, and employees who joined us when we completed the Metropolitan acquisition on July 1, 2017, were included, but independent contractors, leased employees, and similar workers, who we do not regularly classify as our employees, were not. On December 31, 2017, our total employee population was 2,155, and the number of independent contractors, leased employees and similar workers was not material.

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We then “ordered” our employees based on a uniform, representative measure of compensation we selected, which was wages from our payroll records as actually reported in Box 1 of Form W-2 for 2017. We adjusted the wage information by annualizing the compensation for full-time and part-time individuals who were employed on December 31, 2017 but did not work the entire year, including former Metropolitan employees who joined us when we completed the acquisition. No full-time equivalent adjustments were made for part-time individuals.

Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. McGraw to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. McGraw’s “annual total compensation” as the amount we reported in the “Total” column of the 2017 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $7,252.
We calculated the annual total compensation of our median employee “as if” the amount would be reported in the “Total” column of the 2017 Summary Compensation Table, also increased by the value of the insurance premiums we paid for coverage under medical and dental plans in the amount of $5,285. This amount is different (greater) than the amount reported to our median employee in Box 1 of Form W-2 because it includes some non-taxable items, such as the value of our contributions to the 401(k) plan, premiums we pay for life and long-term disability insurance, as well as premiums we pay for medical and dental insurance. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation received by this employee to the total compensation of Mr. McGraw.
PAYMENTS AND RIGHTS ON TERMINATION OR CHANGE IN CONTROL
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under the LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:

•	Termination by the Company for cause;

•	Retirement or other voluntary termination;

•	Death or disability;

•	Termination by the Company without cause or a named executive’s constructive termination;

•	Termination in connection with a change in control; or

•	The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination and the specific terms of any individual grant or award made under our PBRP and LTIP. The descriptions below are based on our existing agreements, which may be different at the time of an executive’s termination; alternatively, an executive and the Company might negotiate an agreement that is different from the terms of an existing agreement.
Employment Agreements. The Company entered into employment agreements with Messrs. McGraw and Hart, effective as of January 1, 2008 and July 1, 2007, respectively. Both Mr. McGraw and Mr. Hart have entered into amendments that will be effective as of May 1, 2018. Some aspects of the amendments are described below; additional information may be found in the CD&A under the heading “Features of our Compensation Program” in the paragraph titled “Employment Agreements.”
Effective as of January 1, 2016, the Company entered into employment agreements with Messrs. Chapman, Waycaster and Cochran. The agreements of Messrs. Chapman and Waycaster have been amended, effective January 1, 2018, to increase the amount payable in the event of a change in control. More information about the amendments is provided below and may be found in the CD&A under the heading “Features of our Compensation Program” in the paragraph titled “Employment Agreements.”
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan, pension plan and non-qualified deferred compensation plans. More information about these plans may be found in the CD&A and in the descriptions following the 2017 Summary Compensation Table. We have not otherwise described or quantified these amounts below.

Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:

•	Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason, except for Mr. Hart, whose covenant has a one-year duration.

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Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw and one year for Mr. Hart. The duration of the restriction for Messrs. Chapman, Waycaster and Cochran is two years for separation following a change in control and one year following other types of separation.

•	Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause, including vested options and Mr. Hart’s SERPs. Generally, “cause” includes an executive’s: (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information; (2) indictment for a felony or a crime involving moral turpitude; (3) willful failure to perform the duties of his position with us; (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us; (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002; or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when he voluntarily separates from employment without cause on or after age 55 and after completing ten years of service. As of December 31, 2017, Mr. McGraw, Mr. Hart and Mr. Waycaster had attained age 55 and could retire. Except as provided below, we do not provide our executives with any specific retirement payments or benefits:

•
For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Messrs. McGraw and Waycaster are covered under the plan. If Mr. McGraw had retired as of December 31, 2017, his spouse would receive contributions towards the cost of retiree coverage until she reaches age 65 in an approximate amount of $3,194; if Mr. Waycaster had retired as of December 31, 2017, he would receive contributions towards retiree coverage in an approximate amount of $7,509, representing contributions for Mr. Waycaster and his spouse.

•
If a named executive retires during our fiscal year, he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved during the fiscal year in which his retirement occurs, prorated to reflect his period of service before retirement.

•
If a named executive retires during our fiscal year, he will receive his performance-based restricted stock award, to the extent that applicable performance measures are achieved during the performance cycle in which his retirement occurs, subject to proration to reflect his period of service before retirement.

•	Time-based restricted stock awards will be prorated and vest based on actual service during the vesting period.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:

•
In the event of death, life insurance proceeds payable to our executives under the group policy maintained by the Bank that exceed the coverage we provide to our eligible employees. The tables below provide the face amount of the excess coverage.

•
Our named executives, other than Mr. McGraw, will receive a cash bonus under the PBRP, to the extent that applicable performance measures are achieved during the performance cycle in which his death or disability occurs, prorated to reflect the period of his service. Mr. McGraw will receive the amount of his target bonus, which was $640,000 as of December 31, 2017, prorated to reflect his period of service.

•
For our named executives, other than Mr. McGraw, each executive’s performance-based restricted stock award will vest at the end of the applicable performance cycle to the extent that the performance goals have been satisfied, subject to proration for service rendered before his death or disability. Mr. McGraw will receive his target award at the time of his death or disability, which was 15,000 shares for 2017, prorated to reflect his period of service.

•	Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.

•	Messrs. McGraw and Waycaster, who participate in our Deferred Income Plan, will receive a preretirement death benefit, which is a cash payment in the event either should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination:

•	He will receive a cash payment equal to two times his annualized base salary and the amount of his target bonus;

•	His performance-based restricted stock award will vest at target, or 15,000 shares for 2017;

•	His time-based restricted stock award, consisting of 15,000 shares for 2017, will be prorated based upon his period of service and vest; and

•	We will pay premiums for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA.”
Under our employment agreement with Mr. Hart, if he is involuntarily terminated by the Company without cause or in the event of his constructive termination he will receive:

•	A cash payment equal to his annualized base salary and target bonus;

•	We will pay the COBRA continuation premiums for Mr. Hart and his eligible dependents for a maximum of 18 months;

•	The amount of his performance-based restricted stock award will be determined at the end of the performance cycle and prorated to reflect service prior to his termination.
Under our employment agreements with Messrs. Chapman, Waycaster and Cochran, if any of them is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive:

•	A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;

•	His target bonus prorated to reflect service during the performance cycle prior to his termination;

•	We will pay COBRA continuation coverage premiums for the executive and his eligible dependents for a maximum period of 18 months;

•	The amount of his performance-based restricted stock award will be determined at the end of the performance cycle and prorated to reflect his service prior to his termination; and

•	The amount of his time-based restricted stock award will be prorated to reflect his service prior to his termination and vest.
The employment agreement for each of our named executives includes substantially the same definition of “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities; (2) our material breach of the terms of the agreement; (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act); or (4) the relocation of the executive more than 30 miles from where he currently works. Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we must be provided a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by an executive. The term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

CASH PAYMENTS CHANGE IN CONTROL PROVISIONS
	Mr. McGraw(1)	Mr. Chapman(2)	Mr. Waycaster(2)	Mr. Hart(1)	Mr. Cochran
Cash Payment	2.99 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.99 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control
Premium Payments During COBRA continuation period	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	Provided	None; subject to cutback	None, subject to cutback	Best net provision	None, subject to cutback

(1)
Mr. McGraw's and Mr. Hart's respective employment agreements have been amended. As of May 1, 2018 Mr. McGraw's gross-up provision and Mr. Hart's best net provision will be eliminated. Thereafter, change in control payments will be subject to cutback to the same extent as provided in the employment agreements for Messrs. Chapman, Waycaster and Cochran.

(2)	Effective as of January 1, 2018, Mr. Waycaster's cash payment will be 2.99 times his base salary and average bonus, and Mr. Chapman's cash payment will be 2.5 times his base salary and average bonus.
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our Federal income tax deduction. Our named executives are (or Messrs. McGraw and Hart will be as of May 1, 2018) subject to cutback provisions, which would reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of deduction.
In addition to the cash payments described above, our LTIP provides with respect to restricted stock awards that: (1) performance goals will be deemed satisfied at the target level; and (2) awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, our agreements with Messrs. McGraw, Chapman, Waycaster and Cochran may provide for the payment of compensation in such event.

•
If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, and restricted stock awards will vest and be awarded in amounts determined as if he had retired.

•
If before January 1, 2021, we provide notice of non-renewal to any of Messrs. Chapman, Waycaster or Cochran and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after January 1, 2021, or if either of Messrs. Chapman, Waycaster or Cochran provides notice of non-renewal at any time, no additional amount is due under the agreement.

Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees, determined as of December 31, 2017. The tables do not include the value of unconditional payments, including the value of Mr. Hart’s SERPs, under which the maximum benefit was vested as of December 31, 2017, and account balances in our non-qualified deferred compensation plans. We have included amounts payable under our employment agreements for disability, death, termination without cause/constructive termination, termination in connection with a change in control and expiration of an employment agreement, in each case determined as of December 31, 2017. On that date, the closing price of our common stock was $40.89.
Mr. McGraw

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$728,700	$728,700	$2,328,700	$4,153,440	$728,700
Awards of performance-based restricted stock	647,861	647,861	647,861	647,861	647,861
Awards of time-based restricted stock	613,350	613,350	613,350	613,350	613,350
COBRA Premiums (18 months)	—	—	18,542	18,542	—
Life Insurance	—	—	—	—	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,989,911	$2,991,847	$3,608,453	$5,433,193	$1,989,911

(1)
As of December 31, 2017, Mr. McGraw's gross up would not be triggered because his aggregate "parachute payments" would not reach his Section 280G threshold amount. As of May 1, 2018, Mr. McGraw's gross up provision will be eliminated, and his aggregate payments would be subject to reduction for amounts in excess of the threshold determined under Section 280G.

Mr. Chapman

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$238,886	$238,886	$663,886	$1,229,390	$663,886
Awards of performance-based restricted stock	172,760	172,760	172,760	172,760	172,760
Awards of time-based restricted stock	258,970	258,970	258,970	797,355	258,970
COBRA Premiums (18 months)	—	—	38,734	38,734	38,734
Life Insurance	—	—	—	—	—
Total	$670,616	$670,616	$1,134,350	$2,238,239	$1,134,350

(1)
As of January 1, 2018, Mr. Chapman would receive a cash payment calculated as 2.5 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Waycaster

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$348,410	$348,410	$858,410	$1,533,941	$858,410
Awards of performance-based restricted stock	215,981	215,981	215,981	215,981	215,981
Awards of time-based restricted stock	163,560	163,560	163,560	347,565	163,560
COBRA Premiums (18 months)	—	—	20,671	20,671	20,671
Life Insurance	—	400,000	—		—
Death Benefit	—	337,725	—	—	—
Total	$727,951	$1,465,676	$1,258,622	$2,118,158	$1,258,622

(1)
As of January 1, 2018, Mr. Waycaster would receive a cash payment calculated as 2.99 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Hart

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$201,487	$201,487	$709,487	$2,056,939	$—
Awards of performance-based restricted stock	345,561	345,561	345,561	345,561	—
Awards of time-based restricted stock	—	—	—	—	—
COBRA Premiums (18 months)	—	—	10,020	10,020	—
Stock Options	—	—	—	—	—
Life Insurance	—	—	—	—	—
Total	$547,048	$547,048	$1,065,068	$2,412,520	$—

(1)
As of December 31, 2017, Mr. Hart‘s best net provision would not be triggered because his aggregate "parachute payments" would not reach his Section 280G threshold amount. As of May 1, 2018, Mr. Hart's best net provision will be eliminated, and his aggregate payments would be subject to reduction for amounts in excess of the threshold determined under Section 280G.

Mr. Cochran

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$236,772	$236,772	$611,772	$1,119,466	$611,772
Awards of performance-based restricted stock	172,760	172,760	172,760	172,760	172,760
Awards of time-based restricted stock	149,930	149,930	149,930	306,675	149,930
COBRA Premiums (18 months)	—	—	31,915	31,915	31,915
Stock Options	—	—	—	—	—
Life Insurance	—	—	—	—	—
Total	$559,462	$559,462	$966,377	$1,630,816	$966,377

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2017 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2017. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the PCAOB in Rule 3200T (now codified as Auditing Standards No. 1201, Communications with Audit Committees). In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 17 meetings during 2017.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Hollis C. Cheek
Frank B. Brooks	Marshall H. Dickerson
Jill V. Deer	Michael D. Shmerling
February 26, 2018

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2018 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2017 and 2016 are as follows:

	2017	2016
Audit Fees(1)	$786,000	$697,666
Audit-related Fees(2)	35,050	157,536
Tax Fees	—	—
All Other Fees	—	—
Total	$821,050	$855,202

(1)
Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.

(2)	Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2017 and 2016, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
RECORD DATE; SHARES OUTSTANDING
The board of directors has fixed the close of business on Friday, February 23, 2018, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 23, 2018), our only outstanding class of securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 49,377,197 shares were outstanding and were held by approximately 13,144 shareholders of record.
VOTING
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not he or she attends the annual meeting. Shareholders may vote by proxy:

•	Using the internet, at www.envisionreports.com/RNST. To vote via the internet, you will need the control number that is included on your proxy card or the Notice.

•	Using a toll free telephone number, at 1-800-652-VOTE (8683). You will need the control number that is included on your proxy card or the Notice.

•	By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
On March 15, 2018, we mailed the Notice to our institutional and other shareholders who previously elected to receive our proxy materials over the Internet, and we mailed this proxy statement, including a proxy card, to our individual shareholders. The Notice or proxy card may be used to locate the control number you will need for proxy voting.
A shareholder may also vote in person by ballot at the meeting (only if you are a record holder or you obtain a broker representation letter from your bank, broker or other record holder and you bring proof of your identity to the meeting). If you would like to attend the annual meeting in person and need driving directions, please contact Kevin D. Chapman, our Chief Financial Officer, by e-mail to KChapman@renasant.com or by phone at (662) 680-1450.
QUORUM
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
HOW VOTES ARE COUNTED
Proxies. The shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:

•	“FOR” the election of nominees Donald Clark, Jr., Albert J. Dale, III, John T. Foy and C. Mitchell Waycaster as Class 1 directors;

•	“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2018.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to the broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but neither the election of directors nor the adoption of the non-binding advisory resolution approving our executive compensation is considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
REQUIRED VOTE FOR EACH PROPOSAL
Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. For all other proposals, the affirmative vote of a majority of the votes cast is required for approval or ratification.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. For more information about our majority voting policy, see “Proposals” section below under the heading “Proposal 1 - Election of Four Class 1 Directors.”
SHARES HELD BY RENASANT 401(K) PLAN
On the record date, the Renasant 401(k) plan held an aggregate of 836,264 shares, or 1.69%, of our common stock. If an account in the Renasant 401(k) plan is invested in common stock, those shares are voted by providing instructions to the plan’s trustee, Renasant Bank, who acts as the proxy and votes the shares. If voting instructions are not timely furnished, the trustee votes in a manner that “mirrors” how shares for which it has received instructions are voted.
SOLICITATION AND REVOCATION OF PROXIES
Solicitation. Our board of directors is soliciting your proxy. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. The Company bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We have also engaged our transfer agent, Computershare Inc., to assist in our solicitation of proxies; we do not pay additional compensation to Computershare Inc. for this service. We also reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:

•	Provide written notice to our Secretary before the annual meeting;

•	Provide a subsequent proxy either by telephone or on the Internet; or

•	Deliver a signed proxy card dated later than a previous proxy; or

•
Appear in person and vote at the annual meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.

Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the meeting to be given effect.

PROPOSALS
PROPOSAL 1 - ELECTION OF FOUR CLASS 1 DIRECTORS
The four Class 1 directors to be elected at our annual meeting will serve a three-year term, or until the 2021 annual meeting. The board has nominated Donald Clark, Jr., Albert J. Dale, III, John T. Foy and C. Mitchell Waycaster for election as Class 1 directors.
Class 1 Directors. Biographical information about each nominee for election may be found in the section “Board Members and Compensation” under the heading “Members of the Board of Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote; Majority Voting Policy. Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.
The board has adopted a “majority voting” policy. Under this policy, which applies only in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender to the board his or her resignation as a director, which will become effective upon acceptance by the board. If any resignation is tendered under these circumstances, our nominating committee must consider the resignation and make a recommendation to the board as to whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the recommendation of the nominating committee and act on such resignation. Both the committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC and Nasdaq rules and regulations if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DONALD CLARK, JR., ALBERT J. DALE, III, JOHN T. FOY AND C. MITCHELL WAYCASTER AS CLASS 1 DIRECTORS TO THE BOARD OF DIRECTORS.
PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
Advisory Vote. Our board is seeking advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and by Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2017, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative disclosures).
Our compensation program is based on a design that rewards the attainment of performance goals that align the interest of our executives and shareholders and that provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The relationship of our compensation program to the creation of shareholder value is illustrated above in the “Proxy Summary” section. The specific decisions made by our compensation committee for 2017 are summarized in detail in the CD&A and in compensation tables and related disclosures that follow the CD&A. We urge our shareholders to review these sections before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.

Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the above resolution. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF HORNE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2018
Ratification. We are asking our shareholders to ratify the audit committee's selection of HORNE LLP as our independent registered public accountants for 2018. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2018. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2018.
OTHER MATTERS
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
COMMON STOCK OWNERSHIP OF MORE THAN 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 7, 2018, by each person or entity, including any group, as that term is used in Section 13(d)(3) of the Exchange Act, known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of March 7, 2018, which was 49,390,197 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc.	3,795,245	(1)	7.68%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	3,068,269	(2)	6.21%
Building One
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc.	3,025,099	(3)	6.12%
55 East 52nd Street
New York, New York, 10055

(1)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2017. Of the 3,795,245 shares covered by the Schedule 13G, Vanguard has sole voting power with respect to 49,462 shares, shared voting power with respect to 6,407 shares, sole dispositive power with respect to 3,742,999 shares and shared dispositive power with respect to 52,246 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 45,839 shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 10,030 shares as a result of it serving as investment manager of Australian investment offerings. No one person or entity's interest in our common stock is more than 5% of our total outstanding common shares.

(2)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 8) filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2017. Of the 3,068,269 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 2,964,098 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

(3)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 8) filed with the SEC on January 23, 2018 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2017. Of the 3,025,099 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 2,932,284 shares and sole dispositive power with respect to all of the shares. No one person or entity's interest in our common stock is more than 5% of our total outstanding common shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
The following table includes information about the common stock owned by our directors, nominees and executive officers as of March 7, 2018, including their name, position and the number of shares beneficially owned. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent
Directors and Nominees:(1)
George H. Booth, II	26,901		—	—		26,901	*
Frank B. Brooks	38,403		—	—		38,403	*
Hollis C. Cheek	14,565		—	9,971	(2)	24,536	*
Donald Clark, Jr.	21,269		—	18,197	(3)	39,466	*
John M. Creekmore	16,277		—	—		16,277	*
Albert J. Dale, III	25,536		—	287	(4)	25,823	*
Jill V. Deer	8,813		—	—		8,813	*
Marshall H. Dickerson	8,898	(5)	—	—		8,898	*
John T. Foy	34,721		—	—		34,721	*
Richard L. Heyer, Jr.	24,332		—	3,704	(6)	28,036	*
Neal A. Holland, Jr.	61,311	(7)	—	162,847	(7)	224,158	*
J. Niles McNeel	7,983		—	—		7,983	*
Hugh S. Potts, Jr.	144,201		—	29,889	(8)	174,090	*
Fred F. Sharpe	11,666		—	31,368	(9)	43,034	*
Michael D. Shmerling	157,347	(10)	—	—		157,347	*
Named Executive Officers:
E. Robinson McGraw	250,531	(11)	—	—		250,531	*
Kevin D. Chapman	73,212	(12)	—	—		73,212	*
C. Mitchell Waycaster	90,139	(13)	—	—		90,139	*
R. Rick Hart	75,586	(14)	—	—		75,586	*
J. Scott Cochran	61,654	(15)	—	254		61,908	*
All directors, nominees and executive officers as a group (27 persons total)	1,387,265		37,750	257,274		1,682,289	3.41%
* Less than 1% of the outstanding common stock, based on 49,390,197 shares of our common stock issued and outstanding as of March 7, 2018 plus, as to each director or executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of March 7, 2018.

(1)	For each non-employee director, direct ownership includes 812 shares representing an award of time-based restricted stock under the LTIP that will vest as of the annual meeting.

(2)	These shares are held by J.C. Cheek Contractors, Inc. of which Mr. Cheek is the President.

(3)	Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark's spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.

(4)	These shares are held by Mr. Dale's grandchildren.

(5)	Of the 8,898 shares owned by Mr. Dickerson, 4,885 shares are pledged as collateral for a loan from the Bank.

(6)	These shares are held by Dr. Heyer’s spouse.

(7)
Of the 61,311 shares listed as directly owned, 49,918 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(8)	These shares are held by Mr. Potts’s spouse, either directly or in an individual retirement account owned by Mr. Potts's spouse.

(9)
Consists of 26,451 shares held by Mr. Sharpe’s spouse, 2,954 shares held in two individual retirement accounts owned by Mr. Sharpe’s spouse, of which Mr. Sharpe is the beneficiary, 1,000 shares held in Sharpco, Inc., of which Mr. Sharpe is the owner and 963 shares held in JDF Real Estate Corp, of which Mr. Sharpe is the owner.

(10)	Of the 157,347 shares listed as directly owned, 139,834 shares are pledged as collateral for a loan from the Bank.

(11)
Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 34,537 shares allocated to his accounts under our 401(k) plan, over which Mr. McGraw has voting power, 13,000 shares representing an award of time-based restricted stock under our LTIP and 20,000 shares representing a target award of performance-based restricted stock under our LTIP.

(12)
Direct ownership includes an aggregate of 5,559 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 24,500 shares representing an award of time-based restricted stock under our LTIP and 10,000 shares representing a target award of performance-based restricted stock under our LTIP.

(13)
Mr. Waycaster is also a nominee for election as a director at the annual meeting. Direct ownership includes an aggregate of 15,474 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 16,000 shares representing an award of time-based restricted stock under our LTIP and 15,000 shares representing a target award of performance-based restricted stock under our LTIP.

(14)
Mr. Hart is also a member of our board of directors. Direct ownership includes an aggregate of 717 shares allocated to his account under our 401(k) plan, over which Mr. Hart has voting power, and 2,933 shares representing an award of time-based restricted stock under our LTIP and 5,333 shares representing a target award of performance-based restricted stock under our LTIP.

(15)
Direct ownership includes an aggregate of 1,986 shares allocated to Mr. Cochran's account under our 401(k) plan, over which he has voting power, 11,500 shares representing an award of time-based restricted stock under our LTIP and 8,000 shares representing a target award of performance-based restricted stock under the LTIP. Other ownership includes 254 shares held by Mr. Cochran's children.

The performance-based restricted stock awards under the LTIP described in notes 11-15 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based upon the outcome of applicable performance objectives. Each recipient also possesses voting and dividend rights with respect to the award of the time-based restricted stock described in note 1 for the directors and notes 11-15 for the executives.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and Nasdaq reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2017 and Forms 5 and amendments thereto furnished to us with respect to 2017, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2017 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017. Requests should be mailed to John S. Oxford, First Vice President and Director of Marketing, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our Internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer

REVOCABLE PROXY
RENASANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2018
1:30 P.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The person(s) signing this proxy card hereby appoint Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel and Michael D. Shmerling and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 24, 2018 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) “FOR” THE ADOPTION OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 2, AND (C) “FOR” THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2018 SET FORTH IN PROPOSAL 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 2, AND (C) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2018 SET FORTH IN PROPOSAL 3.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

x	Using a blank ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		REVOCABLE PROXY	Annual Meeting of Shareholders
			RENASANT CORPORATION	April 24, 2018

				Mark here to vote FOR all nominees	Mark here to WITHHOLD vote all nominees	For All EXCEPT

1.	To elect four Class 1 directors for a three-year term expiring in 2021:
	01	Donald Clark, Jr.		☐	☐	☐
	02	Albert J. Dale, III
	03	John T. Foy
	04	C. Mitchell Waycaster

To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of such nominee(s) on the line below.

				For	Against	Abstain
2.	To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement;			☐	☐	☐

3.	To ratify the appointment of HORNE, LLP as our independent registered public accountants for 2018; and			☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

Mark here if you plan to attend the meeting.					☐

Please be sure to date and sign this proxy card in the box below.

Sign above			Date

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.